Exhibit 10.20
IDCENTRIX, INC. HAS CLAIMED CONFIDENTIAL
TREATMENT OF PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH
RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A
REQUEST FOR CONFIDENTIAL TREATMENT

OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION

                                                                      iDcentrix, Inc.
                                                                      444 North Nash Street
                                                                      El Segundo, CA  90245
                                                                      Tel: +1(310) 321 5566
                                                                      Fax: +1(310) 640 8071

April 24, 2009

Mr. Tate Preston
15010 Tammer Lane
Wayzata MN 55391

Dear Tate:

This will confirm that you are the VP of Sales and Marketing for iDcentrix, Inc (“IDCX”) pursuant to an offer letter dated as of February 9. 2008 (the “Letter”).

The purpose of this letter is to amend the Letter in certain respects; all portions of the Letter not specifically addressed here shall remain in full force and effect in accordance with their terms, and the “Consent” signed by you on or about March 1, 2009 is hereby superseded without any effect.

It is hereby agreed:

1.	Upon mutual agreement, your Base Salary was reduced to approximately $1,386.60 per month effective March 1, 2009

2.              In consideration for your reduced Base Salary, and in lieu of any other bonuses to which you may be entitled, IDCX has agreed to pay you a commission (less required withholdings) of the following amounts in the event that the following sale prospects close, and the following proceeds are received by IDCX, on or before June 30, 2009 (if sales proceeds are greater or less, the same Commission Percentages shall apply):

Prospect	Gross Profit	Comm. Percentage (A)	Estimated Comm.
*	$ 87,000	22%	$19,000
*	$ 43,000	35%	$15,000
*	$ 35,000	29%	$10,000
*	$ 496,000	9%	$45,000

Exhibit 10.20
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A
REQUEST FOR CONFIDENTIAL TREATMENT

OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION

(A) – The Commission Percentage is multiplied by the Gross Profit in order to determine the actual commission to be paid.

Said commission opportunity shall apply only insofar as payment is received by IDCX on or before June 30, 2009, and shall apply only to cash actually received (that is, not for future proceeds to be received by IDCX at a later date).

3.             Upon mutual agreement of the parties, effective March 1, 2009, you became responsible for paying all of your health insurance premiums. In the event that IDCX has cash on-hand that exceeds all of the Company’s outstanding liabilities (as measured by account balances at month end) by at least $800,000 (the “Target”), the Company will resume payment for your individual health insurance premiums in accordance with past practice on the first day of the month following the month in which the Company reaches the Target.

4. Your compensation, compensation and bonus subsequent to June 30 2009, shall be negotiated in good faith between yourself and the Company.

5.             None of the changes to your Letter referenced above, nor the election by the Company to terminate your employment should it enter into “hibernation” shall be considered a trigger of IDCX’s severance obligations referred to in the Letter.

6. In the event that you are ever entitled to be paid accrued unused vacation pay, the calculation shall be based upon your base salary at the date of accrual.

If this accurately reflects our agreement please sign the enclosed copy of this letter and return it to me.

                Very truly yours,

                /s/ Francine Dubois

                Francine Dubois,
                Chief Executive Officer

Agreed to and accepted:

/s/ Tate Preston

______________________